TEXACO AND ENERGY CONVERSION DEVICES, INC.
                          FORM FUEL CELL JOINT VENTURE

      TROY, Mich., Sept. 21, 2000 - Texaco Energy Systems, Inc. (TESI) and Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) today announced the formation of Texaco Ovonic Fuel Cell Company, L.L.C., a 50-50 joint venture to further develop and advance the commercialization of the Ovonic Regenerative Fuel Cell(TM).

      Under the terms of the joint venture agreement, ECD will provide proprietary technology and its fuel cell development expertise, while TESI will provide additional technological support and funding for development work and initial product launch. Work under this joint venture will commence immediately and the funding for initial product and market development is estimated to exceed $40 million.

      Commenting on the announcement, William M. Wicker, Texaco Inc. Senior Vice President, said, "The Ovonic Regenerative Fuel Cell(TM) represents the kind of important advanced energy technology in which Texaco intends to be a leader. This joint venture not only moves us closer to that objective, but also builds upon our relationship with ECD and the strategic investment we made in the company earlier this year."

      In a joint statement, Stanford R. Ovshinsky, ECD President and CEO, and Robert C. Stempel, ECD Chairman, said, "This agreement is an important step forward in the advancement of our fuel cell technologies and further demonstrates how the two companies are working together to develop and commercialize clean, efficient energy solutions for an evolving energy economy."

      Troy-based ECD is a leading developer of advanced energy technologies, including hydrogen storage, advanced batteries, thin-film photovoltaics and fuel cells. The Ovonic Regenerative Fuel Cell(TM) is being developed for use in the full range of commercial applications of fuel cells, and has the potential to deliver high


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efficiency levels, a wide operating-temperature range, and instant start capability. Its ability to store energy during braking makes it ideal for vehicle applications.

      ECD's unique, low-cost, proprietary non-noble metal catalyst materials technology gives the Ovonic Regenerative Fuel Cell(TM) significantly superior performance and lower costs as compared to other technologies, such as Proton Exchange Membrane (PEM) fuel cells.

      ECD is also a leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has pioneered and developed enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on alternative energy and advanced information technologies.

      TESI, a wholly-owned subsidiary of Texaco Inc., is focused on commercialization efforts in fuel cells and other advanced energy technologies, including the development of viable fuel-processing technology for fuel cells.


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Contacts:
Texaco Inc.                                  Energy Conversion Devices, Inc.
Tyra Metoyer                                 Ghazaleh Koefod
713-752-4784                                 248-280-1900


This press release may contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions which Texaco and ECD, as of the date of this release, believe to be reasonable and appropriate. Texaco and ECD caution, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

For Further information:  www.texaco/press.com & www.ovonic.com